Exhibit 10.16

[Translation from Danish]

LEASE AGREEMENT

between

Weco Management ApS

Rungsted Strandvej 113

2960 Rungsted Kyst

Denmark

VAT no: 37 32 30 12

As Lessor

and

Y-mAbs Therapeutics A/S

Rungsted Strandvej 113

2960 Rungsted Kyst

Denmark

VAT no: 37 05 36 78

As Lessee

LEASE AGREEMENT

§ 1.

According to Appendix A of 30 May 2016, Weco Management ApS has leased a total of 1,591.90 square meters of the property SØHOLM, landmark no. 3-an and 3-oy., Rungsted Strandvej 113, 2960 Rungsted Kyst, Denmark (hereinafter referred to as the “Main Lease Agreement)

§ 2.

According to section 6 of the lease agreement referred to above, the lessor, Weco-Properties ApS, has given permission for a total of 135.6 square meters of rented area to be leased to the lessee.

§ 3.

The lease shall be used as offices and may not be used for other purposes without the written consent of the lessor.

The lessee is responsible and must ensure that the business leasing the offices is not in violation of public statutes or regulations and is responsible for any liability in this regard.

Substantial changes to the lease may only be made with the prior written consent of the lessor.

The lessee is obliged to make sure that the employees of the company as well as others who may access the leased offices deal securely with the fixtures and the area in general.

§ 4.

The rented as well as the shared areas are leased as furnished by the lessor.

The lessee must comply with any requirements set by the authorities regarding the lessee’s own interior, etc. If such claims are not complied with on prior written recommendation, the lessor is entitled to take legal action by law on its own initiative and is, among other things, entitled to gain access to the leased area for this purpose.

§ 5.

The lease will enter into force on 1 July 2016, from which date on the provisions of this lease shall be applicable between the parties.

§ 6.

It is agreed between the parties that the annual base rent per July 1, 2016 for the mentioned area amounts to DKK 359,068.80, the amount is to be pre-paid on a quarterly basis with DKK 89,767.20.

The amount has been calculated as a negotiated rent of DKK 1,655 / square meters for 135.6 square meters plus 60% to cover the share of hallways, reception, meeting rooms, canteen access, two parking spaces, printer access and more.

The rent includes the lessee’s consumption of water, heating and electricity as well as cleaning and window cleaning.

No security deposit is required.

§ 7.

The annual rent is adjusted in line with developments in the net price index (year 2015 = 100). Adjustment takes place every year with effect from 1 January, the first time on 1 January 2018, based on developments in the published net price index. Downward adjustment takes place in a similar manner, however, the annual rent can never be less than the applicable rent on July 1. 2016, cf. section 6 of the agreement.

Example of adjustment:
New annual rent =	New Price Index * Basic rent ( = DKK 359.068,80)
Net Price Index May 2016 ( = 100,7)

Notwithstanding the above-mentioned adjustment clause, the lessor is also entitled to claim lease regulation according to market lease at any time in accordance with the lease legislation at any time, pt. Chap. 3 of the Law on Commercial Lease if the current rent is significantly lower than the market rent and the parties agree that market lease regulation can be implemented after a 3 months notice. Lease regulation requirements under this section may, however, be made at the earliest September 30, 2017. The parties further agree that section 13 (1) of the Commercial Property Act. 2 pcs. 3 and 4 is absent from this rental agreement.

§ 8.

The parties have thus resolved that the provisions applicable to the main lease agreement shall also apply to the lease agreement, and the lessee declares at the time of signature that he has read and accepted these provisions carefully.

Rungsted Kyst, Denmark 20/12/2016

As Lessor:	As Lessee: